November 21, 2016 David Cooper Dear Dave, On behalf of WEX Inc. (WEX or the Company), I am pleased to offer you executive employment with the Company. This offer is contingent upon successful completion of a background investigation and 1- 9 verification. Following is a summary of WEX lnc.'s offer of employment. I look forward to having you join our team! Start Date Your employment will commence on or about December 14th, or a mutually agreed upon date. Title/Position: You will be employed to serve on a full-time basis as Chief Technical Officer and Senior Vice President, reporting to the Chief Executive Officer. Base Salary: Your base salary will be $11,538.46 per bi-weekly pay period (not less than $300,000.00 on an annualized basis), less applicable taxes and withholdings. Your base salary will be subject to annual reviews, typically conducted around March, which may result in increases of the base salary as the Board of Directors of the Company shall determine in its discretion. Annual Incentive: You will be eligible to participate in the Company's Short-Term Incentive Bonus Program (STIP). Your target bonus will be at 45% of base salary at target performance (pro-rated based on date of employment), with opportunity range from O - 200% based on achievement of annual Strategic Objectives (as determined by the Company in its sole discretion). STIP payouts typically occur in March of each year, provided you are an active employee at the time of payment. Equity: Subject to approval of the Board, you will be granted a sign-on equity award of restricted stock units with a value of $300,000 (the "Sign-On RSU Award") as soon as practicable after the Start Date and in accordance with the Company's equity awards process. The Sign-On RSU Award will cliff vest on the 3-year anniversary date of the grant, and will be subject to the terms and conditions in the restricted stock unit agreement you will be required to execute to effectuate the grant. In addition, you will be eligible to participate in the Company's Long Term Incentive Plan program, with an annual target award of 1.25 x base. Annual equity awards, which are typically granted in March of each year, are currently allocated as follows: 60% performance-based restricted stock units (PSUs), 20% restricted stock units (RSUs), 20% stock options. RSU’s and options presently vest ratably over a 3-year period; PSU’s vest 0, 50%, 50%. Relocation: The Company has agreed to pay a lump sum of $20,000.00 to cover a relocation reimbursement obligated through your present employer. This payment will be grossed up for tax purposes. You will be expected to relocate to the South Portland, ME area no later than April, 2017. You will receive a relocation package pursuant to the terms of the WEX relocation program, which is managed by Cartus (see separate attachment}. If you voluntarily resign without Good Reason or are terminated for Cause before the 12-month anniversary of your Start Date, you agree to repay 100% of the Relocation Benefits to WEX, and if you voluntarily resign without Good Reason or are terminated for Cause between 12 and 18 months following your Start Date, you agree to repay 50% of the Relocation Benefits to WEX. For the avoidance of doubt, no Relocation Benefits will need to be repaid if you resign or are terminated on or after the 18-month anniversary of your Start Date. Any Relocation Benefits to be repaid to WEX pursuant to this provision shall be due and payable within 1O days following your termination date. Paid Time Off (PTO): 23 days annually (Pro-rated based on date of employment, and accruing ratably with each month of employment} and to be taken at such times as the Company shall approve. Other Benefits: Except as otherwise set forth in this letter, you will be eligible to participate in any benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. Eligibility date for health and welfare benefits is the first of the new month following your start date. See the Summary of Benefits document for information on our benefits plans. Benefit enrollment occurs through Fusion (HR System}. You will receive your Fusion log-in credentials within a week of your start date. You will have 30 days from your start date to complete your benefit elections. The benefit programs made available by WEX, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice. At-Will Employment: This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term and shall in no way alter WEX's policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation, and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the 'at-will" nature of your employment may only be changed by a written agreement signed by you and the CEO which expressly states the intention to modify the at-will nature of your employment. As a condition of your employment, you certify to the Company that you are free to enter into and fully perform the duties of your position and that you are not subject to any injunction, order or employment, confidentiality, assignment of inventions, non-competition or other agreement that would restrict your employment with or performance of your duties for the Company. If you are subject to any such agreement, injunction or order, please forward it to Jenifer.Rinehart@wexinc.com. HYPERLINK "mailto:Jenifer.Rinehart@wexinc.com" You further certify and agree that you are not in breach of, and that you will honor the terms of, all agreements between you and any prior employer, and that you will not use or disclose any proprietary information or intellectual property of any third party in the creation of any intellectual property or the performance of any services for the Company. You will receive an electronic Welcome Letter from Taleo Onboarding. Please follow the instructions in the letter to compete our onboarding process prior to your first day of employment. In an effort to assist you with your acclimation to WEX, we have designed a New Employee Orientation "NEO' program. The program's agenda consists of introduction, company policies, and various other topics applicable to your employment here at WEX. Please be advised that this offer does not constitute a contract of employment for any particular term and that compensation and benefit programs may be changed at any time at the Company's discretion. We are confident you will make significant contributions as a member of our Executive Leadership Team and look forward to the opportunity to work with you. To accept this offer, please sign this letter and return to me. This offer will remain valid until December 2, 2016. In the meantime, if you have any questions regarding this offer, please do not hesitate to contact me at 207-523-7730. We look forward to having you join us at WEX. /s/ Jenifer L. Rinehart Jenifer L. Rinehart Senior Vice President, Human Resources 207-523-7730 My signature below indicates that I received, agree and accept the terms of my at-will employment by the Company, as outlined above. /s/ David Cooper David Cooper Date: 11/22/16